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                                                                    Exhibit 11

Statement of Computation of Per Share Amounts

                                                             Year Ended             Year Ended             Year Ended
                                                          December 31, 1996      December 31, 1995     December 31, 1994
                                                         --------------------   --------------------   -------------------
Primary:

     Net loss for the period.............................  $   (7,527,733)        $ (25,401,584)           $ (1,899,701)
                                                           ===============        ==============           =============
     Weighted average number of shares of common
          stock outstanding..............................      28,113,869            21,073,214              19,035,147
     Shares issuable upon exercise of outstanding
          options and warrants...........................            ----                  ----                    ----
     Shares assumed to be acquired in accordance  with
          the treasury stock method......................            ----                  ----                    ----
                                                           ---------------        --------------           -------------
     Shares used in computing per share income...........      28,113,869            21,073,214              19,035,147
                                                           ---------------        --------------           -------------
     Net loss per share..................................          $ (.27)              $ (1.21)                $  (.10)
                                                                   =======              ========                ========

Fully Diluted:

     Net income (loss) for the period....................  $   (7,527,733)        $ (25,401,584)           $ (1,899,701)
                                                           ===============        ==============           =============
     Weighted average number of shares of common
          stock outstanding...............................      28,113,869           21,073,214              19,035,147
     Shares issuable upon exercise of outstanding
          options and warrants............................       3,345,601            3,326,564               3,879,766
     Shares assumed to be acquired in accordance
          with the treasury stock method..................      (1,733,586)          (1,454,700)             (1,274,844)
                                                           ----------------       --------------           -------------
     Shares used in computing per share income...........       29,725,884           22,945,078              21,640,069
                                                           ----------------       --------------           -------------
     Net income (loss) per share.........................          $  (.25)             $ (1.11)                $  (.09)
                                                                   ========             ========                ========
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